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                                                     (Exhibit 11)

                      AMERICOLD CORPORATION

               STATEMENT REGARDING COMPUTATION OF
                       PER SHARE EARNINGS
              (In thousands, except per share data)
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                                                          Year ended last day of February
                                                        1995            1996           1997
                                                     ----------      ----------     ----------

Net income (loss)                                    $  5,564          $ (9,874)     $ (6,540)

Less:  total accrued preferred dividend

  (49.672 shares x 11.50% x 4/12 yr)                     (190)                -             -

  (55.384 shares x 13.50% x 7/12 yr)                     (436)                -             -

  (52.936 shares x 13.50% x 1/12 yr)                      (60)                -             -

  (52.936 shares x 13.50% x 12/12 yr)                       -              (715)            -

  (52.936 shares x 13.50% x 4/12 yr)                        -                 -          (237)

  (52.936 shares x 13.00% x 8/12 yr)                        -                 -          (458)
                                                      -------           -------        -------

Net income (loss) for per share calculation          $  4,878          $(10,589)     $ (7,235)
                                                      =======           =======       =======

Weighted average number of shares
  outstanding                                           4,864             4,867         4,952
                                                      =======           =======       =======

Net income (loss) per share                          $   1.00          $  (2.17)     $  (1.46)
                                                      =======           =======       ========

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